Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, February 8, 2011	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS FOURTH QUARTER RESULTS
Fourth Quarter Sales of $2.2 Billion Produce Net Income per Share of $0.87
Full Year Earnings per Share of $2.29 — Up 59% over 2009
     DULUTH, GA — February 8 — AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.2 billion for the fourth quarter of 2010, an increase of 18.7% compared to the fourth quarter of 2009. Reported net income was $0.87 per share, and adjusted net income, excluding restructuring and other infrequent expenses, was $0.88 per share. These results compare to reported net income of $0.35 per share and adjusted net income, excluding restructuring and other infrequent expenses, of $0.42 per share for the fourth quarter of 2009. Excluding unfavorable currency translation impacts of approximately 4.5%, net sales in the fourth quarter of 2010 increased 23.2% compared to the same period in 2009.
     Net sales for the full year of 2010 were approximately $6.9 billion, an increase of approximately 5.8% compared to the full year of 2009. Excluding the favorable impact of currency translation of approximately 0.3%, net sales for the full year of 2010 increased approximately 5.6% compared to 2009. For the full year of 2010, reported net income was $2.29 per share and adjusted net income, excluding restructuring and other infrequent expenses, was $2.32 per share. These results compare to reported net income of $1.44 per share and adjusted net income, excluding restructuring and other infrequent expenses, of $1.55 per share for the full year of 2009.
     “AGCO finished 2010 with a robust fourth quarter performance highlighted by strong sales growth and margin expansion,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “Improving order flow along with increased production levels in our North American and European factories resulted in strong revenue and margin improvement in those regions in the fourth quarter. This improvement drove sales growth of over 20%, excluding currency translation impacts, with operating margins doubling to 6.6% in the fourth quarter. In 2009, our focus was on reducing inventory. As we finished 2010, with company and dealer inventories at targeted levels, we efficiently increased production and are well positioned to take advantage of 2011 market opportunities.”
     “Throughout the year, we managed our working capital carefully and generated over $270 million of free cash flow for the full year of 2010,” continued Mr. Richenhagen. “AGCO’s strong balance sheet enables us to make important investments in our business. In 2010, we
CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

increased our research and development efforts by approximately 14% compared to 2009, focusing on new products and new engine technology. During December 2010, we expanded our high margin replacement parts business with the purchase of Sparex Holdings, Ltd. in Europe for approximately $85 million. In early 2011, we will complete two previously announced acquisitions which will bolster our European combine business and provide advanced air-seeding products to our distribution network. AGCO’s solid financial position and ability to generate cash will allow us to increase our strategic investments in 2011.”
     AGCO’s North American region reported a sales increase in the fourth quarter of 2010 of approximately 47.3% compared to the fourth quarter of 2009, excluding favorable currency translation impacts. Increased sales of combines, tractors and sprayers contributed to higher sales in the North American region. Europe/Africa/Middle East (EAME) sales in the fourth quarter of 2010 increased approximately 28.9% compared to the same period in 2009, excluding unfavorable currency translation impacts. The increase was supported by stabilizing Western European industry conditions in the fourth quarter of 2010. AGCO’s South American region reported a sales increase of approximately 0.9% in the fourth quarter of 2010 compared to the elevated levels in the fourth quarter of 2009, excluding favorable currency translation impacts. Industry demand increased in Argentina during the fourth quarter of 2010 but declined in Brazil compared to the fourth quarter of 2009.
     In the fourth quarter of 2010, income from operations grew to $142.4 million, an increase of nearly 200% compared to the fourth quarter of 2009. Gross margins were 18.9% in the fourth quarter of 2010 compared to 14.6% in the fourth quarter of 2009. The margin improvement was driven by higher production, improved mix and pricing benefits. Income from operations for the full year of 2010 increased approximately $105.5 million compared to the full year of 2009, primarily due to improved margins partially offset by higher engineering expenses to support new product development and tier 4 engine emission upgrades.
Market Update
          Industry Unit Retail Sales

	Tractors	Combines
	Change from	Change from
Year ended December 31, 2010	Prior Year Period	Prior Year Period
North America	+ 5%	+ 9%
South America	+ 31%	+ 29%
Western Europe	(10%)	(34%)
     North America
     Industry unit retail sales of tractors increased modestly in North America for the full year of 2010, compared to the full year of 2009. Strong growth in high horsepower tractors was partially offset by a small decline in utility tractors. Robust economics for the professional farming segment contributed to the strength in retail sales of high horsepower tractors and combines. Softness in the dairy and livestock sectors contributed to lower industry unit retail sales of mid-range tractors and hay equipment, which both declined compared to the full year of 2009.

     South America
     For the full year of 2010, industry unit retail sales of tractors in South America grew sharply compared to the same period in 2009. Strong farm fundamentals and favorable government financing programs in Brazil contributed to the strong industry demand, which began to decelerate in the second half of 2010.
     Western Europe
     Industry unit retail tractor sales were down approximately 10% in Western Europe during the full year of 2010 compared to the prior year, but did stabilize during the second half of 2010. The slow pace of macro-economic recovery, weak farmer sentiment and soft demand in the dairy and livestock sectors contributed to the decline in 2010. Industry unit retail tractor sales declines were most pronounced in France, Spain, Italy and the United Kingdom in the full year of 2010 compared to 2009.
     “Year-end global stocks of food crops are at low levels and demand for soft commodities is growing,” stated Mr. Richenhagen. “Elevated crop prices are driving profitable farm economics and incentivizing farmers to invest to increase their production capabilities. Western European farm equipment demand is expected to strengthen in 2011 due to improved farmer profitability for grain and dairy producers. In North America, higher levels of farm income are projected to maintain demand for large tractors and combines. Farm economics remain strong in Brazil, but equipment demand in 2011 is expected to soften due to less generous financing subsidies. We are optimistic regarding the long-term potential of our industry resulting from favorable trends in demand for soft commodities, which should support crop prices and farmer profitability.”
Regional Results
          AGCO Regional Sales (in millions)

			% change from 2009 due to
		% change	currency
Three months ended December 31, 2010	Net sales	from 2009	translation(1)
North America	$462.9	48.6%	1.3%
South America	440.1	2.6%	1.7%
Europe/Africa/Middle East	1,185.5	19.5%	(9.4%)
Rest of World	79.5	(16.0%)	(0.4%)

Total	$2,168.0	18.7%	(4.5%)

Year ended December 31, 2010
North America	$1,489.3	3.2%	1.9%
South America	1,753.3	50.2%	14.0%
Europe/Africa/Middle East	3,364.4	(6.6%)	(5.0%)
Rest of World	289.6	(4.7%)	2.6%

Total	$6,896.6	5.8%	0.3%

(1)	See Footnotes for additional disclosure

     North America
     AGCO’s sales in North America increased modestly in the full year of 2010 compared to the same period in 2009. Healthy economics for row crop farmers generated increased sales of sprayers, combines and parts which were offset by declines in sales of hay and forage equipment and utility tractors. Income from operations of approximately $49.5 million for the full year of 2010 increased approximately $27.6 million compared to the full year of 2009. Improved margins from new products, favorable mix and factory efficiencies were partially offset by higher engineering costs. Higher sales and improved operating margins in the second half of 2010 offset declines experienced in the first half of the year.
     South America
     For the full year of 2010, AGCO’s South American sales increased 36.2% compared to the same period in 2009, excluding the impact of favorable currency translation. Record levels of industry demand in Brazil and improved crop production in Argentina produced the robust sales growth. Income from operations increased approximately $97.1 million for the full year of 2010 compared to 2009. Sales growth, improved factory productivity and a richer product mix in Brazil led to the increase in income from operations.
     EAME
     Weak market conditions, primarily in Western Europe, resulted in modest sales declines in AGCO’s EAME region for the full year of 2010 compared to the same period in 2009. AGCO experienced the largest sales declines in France, Germany and Africa partially offset by sales growth in Poland and Finland. Income from operations declined by approximately $17.3 million in the full year of 2010 compared to the same period in 2009. Reduced sales, lower production and increased engineering expenses contributed to the decline.
     Rest of World
     Net sales in AGCO’s Rest of World segment declined by approximately 7.3% during the full year of 2010 compared to the same period in 2009, excluding the favorable impact of currency translation. Lower sales in Australia and New Zealand were partially offset by higher sales in China and Asia. Income from operations in the Rest of World region decreased approximately $4.2 million in the full year of 2010 compared to the same period in 2009 due primarily to weaker sales and increased expenses related to growth initiatives.
Outlook
     Worldwide industry demand is expected to be flat or to increase modestly in 2011 compared to 2010 levels. Higher crop prices for grain and dairy farmers in Western Europe and improving farmer sentiment are expected to generate modest growth in the Western European market. In North America, industry sales are expected to be flat in 2011 compared to the high level experienced in 2010. The strong financial position of row crop farmers and the expectation of farm income above historical averages is expected to support demand from the professional farming sector. Strong farm fundamentals are expected to continue in Brazil in 2011. However, less attractive government financing programs are expected to result in a softening of demand as compared to the record demand of 2010.
     AGCO is targeting adjusted earnings per share, excluding restructuring and other infrequent expenses, in the range from $2.50 to $2.75 for the full year of 2011. Net sales are expected to range from $7.6 billion to $7.9 billion. Gross margin improvements are expected to be partially offset by higher expenses for new product and new market development.
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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 8, 2011. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com under the heading “Events” on the “Investors” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, margin improvements, profitability, inventory levels, benefits from inventory reduction and productivity initiatives, impact of acquisitions, industry demand, general economic conditions, global food demand and diet trends, commodity prices, farm economics and productivity, pension costs and engineering and restructuring expenses, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2009. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•	The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•	A majority of our sales and manufacturing take place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Most retail sales of the products that we manufacture are financed, either by our retail finance joint ventures with Rabobank or by a bank or other private lender. During 2010, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the ongoing economic downturn, financing for capital equipment purchases generally has become more difficult and expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•	Both AGCO and our retail finance joint ventures have substantial accounts receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	We have significant pension obligations with respect to our employees, and our available cash flow may be adversely affected in the event that payments become due under any pension plans that are unfunded or underfunded. Declines in the market value of the securities used to fund these obligations result in increased pension expense in future periods.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact results of operations and cash flows.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•	We depend on suppliers for raw materials, components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•	We have a substantial amount of indebtedness, and as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
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About AGCO
AGCO, Your Agriculture Company (NYSE: AGCO), was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,700 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2010, AGCO had net sales of $6.9 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$719.9	$651.4
Accounts and notes receivable, net	908.5	725.2
Inventories, net	1,233.5	1,156.7
Deferred tax assets	52.6	63.6
Other current assets	206.5	151.6

Total current assets	3,121.0	2,748.5
Property, plant and equipment, net	924.8	910.0
Investment in affiliates	398.0	353.9
Deferred tax assets	58.0	70.0
Other assets	130.8	115.7
Intangible assets, net	171.6	166.8
Goodwill	632.7	634.0

Total assets	$5,436.9	$4,998.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$0.1	$0.1
Convertible senior subordinated notes	161.0	193.0
Securitization facilities	113.9	—
Accounts payable	682.6	621.6
Accrued expenses	883.1	808.7
Other current liabilities	72.2	45.5

Total current liabilities	1,912.9	1,668.9
Long-term debt, less current portion	443.0	454.0
Pensions and postretirement health care benefits	226.5	276.6
Deferred tax liabilities	103.9	118.7
Other noncurrent liabilities	91.4	78.0

Total liabilities	2,777.7	2,596.2

Temporary Equity:
Equity component of redeemable convertible senior subordinated notes	—	8.3

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	0.9
Additional paid-in capital	1,051.3	1,061.9
Retained earnings	1,738.3	1,517.8
Accumulated other comprehensive loss	(132.1)	(187.4)

Total AGCO Corporation stockholders’ equity	2,658.4	2,393.2

Noncontrolling interest	0.8	1.2

Total stockholders’ equity	2,659.2	2,394.4

Total liabilities, temporary equity and stockholders’ equity	$5,436.9	$4,998.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2010	2009
Net sales	$2,168.0	$1,827.2
Cost of goods sold	1,758.8	1,561.0

Gross profit	409.2	266.2
Selling, general and administrative expenses	200.0	158.8
Engineering expenses	61.1	45.5
Restructuring and other infrequent expenses	1.1	9.4
Amortization of intangibles	4.6	4.7

Income from operations	142.4	47.8

Interest expense, net	9.6	9.0
Other expense, net	6.3	1.8

Income before income taxes and equity in net earnings of affiliates	126.5	37.0

Income tax provision	54.6	14.5

Income before equity in net earnings of affiliates	71.9	22.5

Equity in net earnings of affiliates	13.3	10.7

Net income	85.2	33.2

Net loss attributable to noncontrolling interest	—	0.3

Net income attributable to AGCO Corporation and subsidiaries	$85.2	$33.5

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$0.92	$0.36

Diluted	$0.87	$0.35

Weighted average number of common and common equivalent shares outstanding:
Basic	93.0	92.3

Diluted	97.5	95.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2010	2009
Net sales	$6,896.6	$6,516.4
Cost of goods sold	5,637.9	5,444.5

Gross profit	1,258.7	1,071.9

Selling, general and administrative expenses	692.1	630.1
Engineering expenses	219.6	191.9
Restructuring and other infrequent expenses	4.4	13.2
Amortization of intangibles	18.4	18.0

Income from operations	324.2	218.7

Interest expense, net	33.3	42.1
Other expense, net	16.0	22.2

Income before income taxes and equity in net earnings of affiliates	274.9	154.4

Income tax provision	104.4	57.7

Income before equity in net earnings of affiliates	170.5	96.7

Equity in net earnings of affiliates	49.7	38.7

Net income	220.2	135.4

Net loss attributable to noncontrolling interest	0.3	0.3

Net income attributable to AGCO Corporation and subsidiaries	$220.5	$135.7

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$2.38	$1.47

Diluted	$2.29	$1.44

Weighted average number of common and common equivalent shares outstanding:
Basic	92.8	92.2

Diluted	96.4	94.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$220.2	$135.4

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	135.9	118.8
Deferred debt issuance cost amortization	2.9	2.8
Amortization of intangibles	18.4	18.0
Amortization of debt discount	15.3	15.0
Stock compensation	13.4	8.0
Equity in net earnings of affiliates, net of cash received	(14.8)	(21.0)
Deferred income tax provision (benefit)	2.9	(21.9)
Loss on sale of property, plant and equipment	0.1	1.4
Changes in operating assets and liabilities, net of effects from purchase of business:
Accounts and notes receivable, net	(21.2)	241.2
Inventories, net	(60.6)	277.1
Other current and noncurrent assets	(92.8)	40.8
Accounts payable	70.6	(380.3)
Accrued expenses	114.9	(68.1)
Other current and noncurrent liabilities	33.5	(19.3)

Total adjustments	218.5	212.5

Net cash provided by operating activities	438.7	347.9

Cash flows from investing activities:
Purchases of property, plant and equipment	(167.1)	(206.6)
Proceeds from sale of property, plant and equipment	0.9	2.1
(Purchase) sale of business, net of cash acquired	(81.5)	0.5
Investments in unconsolidated affiliates, net	(25.4)	(17.6)
Restricted cash and other	—	37.1

Net cash used in investing activities	(273.1)	(184.5)

Cash flows from financing activities:
Repurchase or conversion of convertible senior subordinated notes	(60.8)	—
Repayment of debt obligations, net	(37.8)	(60.9)
Payment of debt issuance costs	—	(0.1)
Payment of minimum tax withholdings on stock compensation	(11.3)	(5.2)
Proceeds from issuance of common stock	0.5	—
Investments by noncontrolling interest	—	1.3

Net cash used in financing activities	(109.4)	(64.9)

Effect of exchange rate changes on cash and cash equivalents	12.3	46.8

Increase in cash and cash equivalents	68.5	145.3
Cash and cash equivalents, beginning of period	651.4	506.1

Cash and cash equivalents, end of period	$719.9	$651.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

1.	DECONSOLIDATION OF JOINT VENTURE
     On January 1, 2010, the Company adopted the provisions of Accounting Standards Update (“ASU”) 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”), and performed a qualitative analysis of all its joint ventures, including its GIMA joint venture, to determine whether it had a controlling financial interest in such ventures. As a result of this analysis, the Company determined that its GIMA joint venture should no longer be consolidated into the Company’s results of operations or financial position as the Company does not have a controlling financial interest in GIMA based on the shared powers of both joint venture partners to direct the activities that most significantly impact GIMA’s financial performance. GIMA is a joint venture between AGCO and Claas Tractor SAS to cooperate in the field of purchasing, design and manufacturing of components for agricultural tractors. Each party has a 50% ownership interest in the joint venture and has an investment of approximately €4.2 million in the joint venture. Both parties purchase all of the production output of the joint venture. The deconsolidation of GIMA resulted in a retroactive reduction to “Noncontrolling interests” within equity and an increase to “Investments in affiliates” in the Company’s Condensed Consolidated Balance Sheet as of December 31, 2009 of approximately $6.4 million. The deconsolidation resulted in a retroactive reduction in the Company’s “Net sales” and “Income from Operations” within its Condensed Consolidated Statements of Operations and a reclassification of amounts previously reported as “Net income attributable to noncontrolling interests” to “Equity in net earnings of affiliates,” but otherwise had no net impact to the Company’s consolidated net income for the three months and year ended December 31, 2009. In addition, the deconsolidation also resulted in a reduction of the Company’s “Total assets” and “Total liabilities” within its Condensed Consolidated Balance Sheets, but had no net impact to the Company’s “Total stockholders’ equity” other than the reduction previously mentioned. The Company retroactively restated prior periods and recorded the following adjustments:

Condensed Consolidated Balance Sheet	As Previously
as of December 31, 2009	Reported	Adjustment	As adjusted
Total assets	$5,062.2	$(63.3)	$4,998.9
Total liabilities	$2,653.1	$(56.9)	$2,596.2

Condensed Consolidated Statement of
Operations for the Three Months Ended
December 31, 2009
Net sales	$1,852.5	$(25.3)	$1,827.2
Income from operations	$48.9	$(1.1)	$47.8

Condensed Consolidated Statement of
Operations for the Year Ended
December 31, 2009
Net sales	$6,630.4	$(114.0)	$6,516.4
Income from operations	$219.3	$(0.6)	$218.7

2.	STOCK COMPENSATION EXPENSE
     The Company recorded stock compensation expense as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cost of goods sold	$0.2	$(0.5)	$0.7	$0.1
Selling, general and administrative expenses	4.7	(2.8)	12.9	8.2

Total stock compensation expense	$4.9	$(3.3)	$13.6	$8.3

3.	RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During 2009 and 2010, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities located in France, Finland, Germany and the United States, as well as at various administrative offices located in the United Kingdom, Spain and the United States. The Company also announced the closure of its combine assembly operations in Randers, Denmark in 2009. During 2010, the Company recorded restructuring and other infrequent expenses of approximately $4.4 million, primarily related to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Spain, Finland and France. During 2009, the Company recorded restructuring and other infrequent expenses of approximately $13.2 million, primarily related to severance and other related costs associated with the Company’s rationalization of its operations in France, the United Kingdom, Finland, Germany, the United States and Denmark.

4.	INDEBTEDNESS
     Indebtedness at December 31, 2010 and 2009 consisted of the following:

	December 31,	December 31,
	2010	2009
6⅞ % Senior subordinated notes due 2014	$267.7	$286.5
1 3/4% Convertible senior subordinated notes due 2033	161.0	193.0
1 1/4% Convertible senior subordinated notes due 2036	175.2	167.5
Securitization facilities	113.9	—
Other long-term debt	0.2	0.1

	718.0	647.1
Less: Current portion of long-term debt	(0.1)	(0.1)
1 3/4% Convertible senior subordinated notes due 2033	(161.0)	(193.0)
Securitization facilities	(113.9)	—

Total indebtedness, less current portion	$443.0	$454.0

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds, respectively, 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes, for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of December 31, 2010 and 2009, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 3/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending December 31, 2010 and 2009, respectively, and, therefore, the Company classified the notes as a current liability. In accordance with ASU 2009-04, “Accounting for Redeemable Equity Instruments,” the Company also classified the equity component of the 1 3/4% convertible senior subordinated notes as

“temporary equity” as of December 31, 2009. The amount classified as “temporary equity” was measured as the excess of (a) the amount of cash that would be required to be paid upon conversion over (b) the current carrying amount of the liability-classified component. As of December 31, 2010, the amount of cash required to be repaid upon conversion of the 1 3/4% convertible senior subordinated notes was equivalent to the carrying amount of the liability-classified component. Future classification of both series of notes between current and long-term debt and classification of the equity component of the 1 1/4% convertible senior subordinated notes as “temporary equity” is dependent on the closing sales price of the Company’s common stock during future quarters.
     During 2010, the Company repurchased approximately $37.5 million of principal amount of its 1 3/4% convertible senior subordinated notes plus accrued interest for approximately $58.1 million. The repurchase included approximately $21.1 million associated with the excess conversion value of the notes and resulted in a loss on extinguishment of approximately $0.2 million reflected in “interest expense, net.” The Company reflected both the repurchase of the principal and the excess conversion value of the notes totaling $58.1 million within “Repurchase or conversion of convertible senior subordinated notes” within the Company’s Condensed Statements of Cash Flows for the year ended December 31, 2010. In addition, during 2010, holders of the Company’s 1 3/4% convertible senior subordinated notes converted $2.7 million of principal amount of the notes. The Company issued 60,986 shares associated with the $2.7 million excess conversion value of the notes. The loss on extinguishment associated with the conversions of the notes was less than $0.1 million and was reflected in “Interest expense, net”. The Company reflected the repayment of the principal of the notes totaling $2.7 million within “Repurchase or conversion of convertible senior subordinated notes” within the Company’s Condensed Consolidated Statements of Cash Flows for the year ended December 31, 2010.

5.	INVENTORIES
     Inventories at December 31, 2010 and 2009 were as follows:

	December 31,	December 31,
	2010	2009
Finished goods	$422.6	$480.0
Repair and replacement parts	432.4	383.1
Work in process	90.2	86.3
Raw materials	288.3	207.3

Inventories, net	$1,233.5	$1,156.7

6.	ACCOUNTS RECEIVABLE SALES AGREEMENTS AND SECURITIZATION FACILITIES
     At December 31, 2010, the Company’s accounts receivable securitization facilities in Europe had outstanding funding of approximately €85.1 million (or approximately $113.9 million). In accordance with ASU 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets” and ASU 2009-17, the Company recognized approximately $113.9 million of accounts receivable sold through its European securitization facilities within the Company’s Condensed Consolidated Balance Sheets as of December 31, 2010, with a corresponding liability equivalent to the funded balance of the facility.
     At December 31, 2010, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of substantially all of its wholesale interest-bearing and non-interest bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its 49% owned U.S. and Canadian retail finance joint ventures. As of December 31, 2010, net cash received from receivables sold under the U.S. and Canadian accounts receivable sales agreements was approximately $375.9 million.
     Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” and “Interest expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $4.6 million and $16.1 million during the three months and year ended December 31, 2010, respectively. Losses on sales of receivables primarily from the Company’s European securitization facilities and former U.S. and Canadian securitization facilities were approximately $3.8 million and $15.6 million during the three months and year ended December 31, 2009, respectively.
     The Company’s AGCO Finance retail finance joint ventures in Europe, Brazil and Australia also provide wholesale financing to the Company’s dealers. The receivables associated with these arrangements are without recourse to the Company. As of December 31, 2010 and 2009, these retail finance joint ventures had approximately $221.8 million and $176.9 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

7.	EARNINGS PER SHARE
     The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months and years ended December 31, 2010 and 2009 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$85.2	$33.5	$220.5	$135.7

Weighted average number of common shares outstanding	93.0	92.3	92.8	92.2

Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.92	$0.36	$2.38	$1.47

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$85.2	$33.5	$220.5	$135.7

Weighted average number of common shares outstanding	93.0	92.3	92.8	92.2
Dilutive stock options, performance share awards and restricted stock awards	0.4	1.1	0.4	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	4.1	2.2	3.2	1.5

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	97.5	95.6	96.4	94.1

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.87	$0.35	$2.29	$1.44

8.	SEGMENT REPORTING
     Effective January 1, 2010, the Company modified its system of reporting, resulting from changes to its internal management and organizational structure over the past year, which changed its reportable segments from North America; South America; Europe/Africa/Middle East; and Asia/Pacific to North America; South America; Europe/Africa/Middle East; and Rest of World. The Rest of World reportable segment includes the regions of Eastern Europe, Asia, Australia and New Zealand, and the Europe/Africa/ Middle East segment no longer includes certain markets in Eastern Europe. Effective January 1, 2010, these reportable segments are reflective of how the Company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance. Disclosures for the three months and year ended December 31, 2009 have been adjusted to reflect the change in reportable segments.
     The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2010 and 2009 are as follows:

Three Months Ended	North	South	Europe/Africa/Middle
December 31,	America	America	East	Rest of World	Consolidated
2010
Net sales	$462.9	$440.1	$1,185.5	$79.5	$2,168.0
Income from operations	34.9	23.0	112.5	4.6	175.0

2009
Net sales	$311.5	$429.1	$991.9	$94.7	$1,827.2
(Loss) income from operations	(5.1)	35.3	38.6	2.7	71.5

Years Ended	North	South	Europe/Africa/Middle
December 31,	America	America	East	Rest of World	Consolidated
2010
Net sales	$1,489.3	$1,753.3	$3,364.4	$289.6	$6,896.6
Income from operations	49.5	161.7	207.2	14.2	432.6

2009
Net sales	$1,442.7	$1,167.1	$3,602.8	$303.8	$6,516.4
Income from operations	21.9	64.6	224.5	18.4	329.4

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Segment income from operations	$175.0	$71.5	$432.6	$329.4
Corporate expenses	(22.2)	(12.4)	(72.7)	(71.3)
Stock compensation expense	(4.7)	2.8	(12.9)	(8.2)
Restructuring and other infrequent expenses	(1.1)	(9.4)	(4.4)	(13.2)
Amortization of intangibles	(4.6)	(4.7)	(18.4)	(18.0)

Consolidated income from operations	$142.4	$47.8	$324.2	$218.7

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended December 31, 2010 and 2009 (in millions, except per share data):

	Three months ended December 31,
	2010			2009
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$143.5	$85.9	$0.88	$57.2	$40.3	$0.42
Restructuring and other infrequent expenses (2)	1.1	0.7	0.01	9.4	6.8	0.07

As reported	$142.4	$85.2	$0.87	$47.8	$33.5	$0.35

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded during the fourth quarter of 2010 related primarily to severance costs associated with the Company’s rationalization of its operations in France and Denmark. The restructuring and other infrequent expenses recorded during the fourth quarter of 2009 related primarily to severance costs associated with the Company’s rationalization of its operations in the United States, the United Kingdom, France, Germany and Denmark.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the years ended December 31, 2010 and 2009 (in millions, except per share data):

	Years ended December 31,
	2010			2009
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$328.6	$223.6	$2.32	$231.9	$145.5	$1.55
Restructuring and other infrequent expenses(2)	4.4	3.1	0.03	13.2	9.8	0.11

As reported	$324.2	$220.5	$2.29	$218.7	$135.7	$1.44

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in 2010 primarily related to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Spain, Finland and France. The restructuring and other infrequent expenses recorded in 2009 primarily related to severance and other related costs associated with the Company’s rationalization of its operations in France, the United Kingdom, Finland, Germany, the United States and Denmark.

     The following is a reconciliation of net sales for the three months ended December 31, 2010 at actual exchange rates compared to 2009 adjusted exchange rates (in millions):

	Three months ended December 31,
	2010 at		Change due to
	Actual Exchange	2010 at Adjusted	currency
	Rates	Exchange Rates(1)	translation
North America	$462.9	$458.7	1.3%
South America	440.1	433.0	1.7%
Europe/Africa/Middle East	1,185.5	1,278.5	(9.4)%
Rest of World	79.5	79.9	(0.4)%

	$2,168.0	$2,250.1	(4.5)%

(1)	Adjusted exchange rates are 2009 exchange rates.
     The following is a reconciliation of net sales for the year ended December 31, 2010 at actual exchange rates compared to 2009 adjusted exchange rates (in millions):

	Year ended December 31,
	2010 at		Change due to
	Actual Exchange	2010 at Adjusted	currency
	Rates	Exchange Rates(1)	translation
North America	$1,489.3	$1,461.2	1.9%
South America	1,753.3	1,590.3	14.0%
Europe/Africa/Middle East	3,364.4	3,544.7	(5.0)%
Rest of World	289.6	281.6	2.6%

	$6,896.6	$6,877.8	0.3%

(1)	Adjusted exchange rates are 2009 exchange rates.
     The following is a reconciliation of free cash flow to net cash provided by operating activities for the years ended December 31, 2010 and 2009 (in millions):

	2010	2009
Net cash provided by operating activities	$438.7	$347.9
Less:
Capital expenditures	(167.1)	(206.6)

Free cash flow	$271.6	$141.3